Exhibit 23.1

August 16, 2007

Board of Directors
Big Cat Energy Corporation
201 W. Lakeway, Suite 1000
Gillette, WY 82718

Dear Board Members:

With regard to the filing of Big Cat Energy Corporation’s annual financial statements on Form 10-KSB, we consent to the incorporation of our report dated September 7, 2006 relating to the statements of operations, changes in shareholders’ equity and cash flows for the year ended April 30, 2006, and for the period from June 17, 1997 (inception) through April 30, 2006.

We also consent to the incorporation by reference of our report (dated September 7, 2006) in the Form S-8 registration statement (file number 333-141536) as filed with the U.S. Securities and Exchange Commission.

CORDOVANO AND HONECK LLP

Cordovano and Honeck LLP
Certified Public Accountants
Englewood, Colorado